On August 23, 2017, Nasdaq Listing Qualifications staff (Staff) notified Origo Acquisition Corporation (Company) that it determined to delist the Company based on Rule 5505(a)(3). On August 30, 2017, the Company exercised its right to appeal the Staff's determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on October 12, 2017. On October 23, 2017, the Panel issued a decision that granted the Company through February 19, 2018 to consummate a transaction that would cause it to regain compliance. However, after the Company informed the Panel that it would not meet this new deadline, the Panel issued a delisting decision on February 20, 2018. On March 7, 2018, the Company exercised its right to appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On May 17, 2018, the Council issued a decision that affirmed the Panel decision to delist the Companys securities. On September 26, 2018, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).